Exhibit (k)(6)

CLASS SHARES PLAN

FS ENERGY AND POWER FUND II

Adopted: [  ], 2016

I.                                        BACKGROUND

This Class Shares Plan (the “Plan”) for FS Energy and Power Fund II (the “Fund”) has been prepared to provide the Board of Trustees of the Fund (the “Board”) with an overview of the proposed multiple class structure.  The Fund is a non-diversified, closed-end management investment company that has elected to be regulated as a business development company, or BDC, under the Investment Company Act of 1940, as amended (the “1940 Act”).

The Fund has submitted to the U.S. Securities and Exchange Commission (“SEC”) an application for an exemptive order (“Exemptive Order”) to permit it to offer additional classes of common shares of beneficial interest (“Common Shares”), pursuant to Rule 18f-3(d) of the 1940 Act.  Although not directly subject to Rule 18f-3 under the 1940 Act, in connection with the application for the Exemptive Order, the Fund has elected to comply with the provisions of Rule 18f-3 as if they applied to the Fund.

The Fund currently intends to initially offer only Class T Common Shares.  If an Exemptive Order satisfactory to the Fund is granted prior to the date that is twelve months after the Fund satisfies the minimum offering requirement (the “Trigger Date”), the Fund intends to offer Class A, Class D and Class I Common Shares.  In anticipation that the Exemptive Order may be granted, the Fund’s registration statement on Form N-2 (File No. 333-195237) (the “Registration Statement”) includes required disclosure about each of the classes of Common Shares that may be offered in the future.

This document sets forth the separate arrangements, characteristics, and expense allocations for each class and all related conversion features and exchange privileges, thus providing the framework for the Fund’s multiple class structure. In addition, the Board’s responsibilities with respect to the multiple class shares program are set forth herein. Any material amendments to the Plan will be presented to the Board for its approval.

II.                                   MULTIPLE CLASS SHARES STRUCTURE

The Fund’s multiple class shares program will allow an investor to select the most appropriate expense structure. Specifically, the investor will be able to choose a Common Share class that the investor believes is most beneficial given the amount of the investment, type of account through which the investment is made, length of time the investor expects to hold his or her Common Shares and other relevant circumstances. The investor’s choice of a class also determines how the investor’s sales representative will be compensated on that sale of Common Shares.

The Exemptive Order, if granted, authorizes the Board to create additional classes of Common Shares that are tailored to particular customers and distribution channels. This flexibility will allow the Fund to quickly adapt to future changes in the marketplace.

A.                                    CLASS SPECIFICATIONS

The rights of each class of Common Shares of the Fund shall be as set forth in applicable resolutions adopted by the Board.

With respect to each class of Common Shares created hereunder: (i) each Common Share of the Fund will represent an equal pro rata interest in the Fund; (ii) each new class will have a different class name (or other designation) that identifies the class as separate from any other class; (iii) each class may bear the expenses of the Fund’s operations which are directly attributable to such class, to the extent consistent with Rule 18f-3 under the 1940 Act, guidance by the SEC, and, to the extent relevant, guidance issued by the Internal Revenue Service; and (iv) shareholders of each class will have exclusive voting rights regarding any matter submitted to shareholders that relates solely to such class and will have separate voting rights on any matter submitted to shareholders in which the interests of that class differ from the interests of any other class. In addition, particular attributes of Class A, Class D, Class T and Class I Common Shares, as described in the Fund’s prospectus filed as part of the Registration Statement (the “Prospectus”), are as follows:

Class A Shares

Shareholders of Class A Common Shares will pay upfront selling commissions of up to 5.20% of the gross proceeds of Class A Common Shares sold in Fund’s public offering. Class A Common Shares that are issued under the Fund’s distribution reinvestment plan are not subject to an upfront sales load. Pursuant to a distribution plan adopted by the Fund pursuant to Rule 12b-1 under the 1940 Act (a “12b-1 Plan”), Class A Common Shares are also subject to an annual distribution fee of 0.80% of the estimated value of the Fund’s Class A Common Shares, as determined in accordance with applicable rules of The Financial Industry Regulatory Authority, Inc. (“FINRA”). Class A Common Shares carry a contingent deferred sales charge that is imposed only on Common Shares tendered for repurchase by the Fund prior to the fifth anniversary of the date such Common Shares were purchased. The contingent deferred sales charge will be calculated based upon the lesser of the estimated value of Class A Common Shares as of the date of repurchase and the public offering price at the time such Common Shares were purchased. The contingent deferred sales charge is payable on a declining annual basis over the course of five years, as described in the Prospectus, and is not payable with respect to Class A Common Shares issued under the Fund’s distribution reinvestment plan.

Class D Shares

Shareholders of Class D Common Shares will not pay any upfront selling commissions. Pursuant to the 12b-1 Plan, Class D Common Shares are also subject to an annual distribution fee of 0.50% of the estimated value of the Fund’s Class D Common Shares, as determined in accordance with applicable FINRA rules. Class D Common Shares carry a contingent deferred sales charge that is imposed only on Common Shares tendered for repurchase by the Fund prior to the fifth anniversary of the date such Common Shares were purchased. The contingent deferred sales charge will be calculated based upon the lesser of the estimated value of Class D Common Shares as of the date of repurchase and the public offering price at the time such Common Shares were purchased. The contingent deferred sales charge is payable on a declining annual basis over the course of five years, as described in the Prospectus, and is not payable with respect to Class D Common Shares issued under the Fund’s distribution reinvestment plan.

Class T Shares

Shareholders of Class T Common Shares will pay upfront selling commissions of up to 2.20% of the gross proceeds of Class T Common Shares sold in the Fund’s public offering. Class T Common Shares that are issued under the Fund’s distribution reinvestment plan are not subject to an upfront sales load. Pursuant to the 12b-1 Plan, Class T Common Shares are also subject to an annual distribution fee of 1.40% of the estimated value of the Fund’s Class T Common Shares, as determined in accordance with applicable FINRA rules. Class T Common Shares carry a contingent deferred sales charge that is imposed only on Common Shares tendered for repurchase by the Fund prior to the fifth anniversary such Common Shares were purchased or, if such Common Shares were purchased prior to the Trigger Date, within the period from the date of purchase to five years from the date the distribution fee begins to accrue. The contingent deferred sales charge will be calculated based upon the lesser of the estimated value of Class T Common Shares as of the date of repurchase and the public offering price at the time such Common Shares were purchased. The contingent deferred sales charge is payable on a declining annual basis over the course of five years (or up to six years if purchased prior to the Trigger Date), as described in the Prospectus, and is not payable with respect to Class T Common Shares issued under the Fund’s distribution reinvestment plan.

Class I Shares

Class I Common Shares will not carry upfront selling commissions, distribution fees or a contingent deferred sales charge.

B.                                    CONVERSIONS

Provided the Fund receives an Exemptive Order satisfactory to it and therefore offers Class I Common Shares, a Class A, Class D and Class T Common Share will convert into a Class I Common Share upon the earliest of (i) a Class A, Class D or Class T Common Share reaching the applicable sales charge cap (which shall be 8.95% of the gross offering proceeds in the case of Class A and Class T Common Shares and 2.50% of the gross offering proceeds in the case of Class D Common Shares), (ii) the Fund’s dealer manager advising the Fund that the aggregate underwriting compensation payable from all sources (determined in accordance with applicable FINRA rules) would be in excess of 10% of the gross proceeds of the Fund’s continuous public offering and (iii) a liquidity event. If any Class A, Class D or Class T Common Shares are converted pursuant to item (i), and if there are outstanding Common Shares that are identifiable by the Fund as having been issued pursuant to a distribution reinvestment plan with respect to distributions attributable to the converted Common Shares or as a stock dividend with respect to the converted Common Shares, then the identified Common Shares shall automatically convert, without action by the holder thereof. With respect to item (i) above, any such Class A, Class D or Class T Common Share will automatically convert into a Class I Common Share as of the last calendar day of the month in which the limit on a particular Common Share was reached. With respect to the conversion of Class A, Class D and Class T Common Shares into Class I Common Shares, each Class A, Class D or Class T Common Share will convert into an equivalent amount of Class I Common Shares based on the relative net asset value per Common Shares for each class.

C.                                    TERMINATION OF 12B-1 FEES

If the Fund does not receive an Exemptive Order satisfactory to it prior to the Trigger Date and therefore does not offer Class I Common Shares, the distribution fee for all Class T Common Shares will terminate upon the earliest of (i) any Class T Common Share reaching the applicable sales charge cap, (ii) the Fund’s dealer manager advising the Fund that the aggregate underwriting compensation payable from all sources (determined in accordance with applicable FINRA rules), including upfront selling commissions, distribution fees and contingent deferred sales charges and any other underwriting compensation with respect to all Class T Common Shares would be in excess of 10% of the gross proceeds of this offering and (iii) a liquidity event.

D.                                    COMPLIANCE GUIDELINES

The broker-dealer or other financial intermediary selling the Fund’s Common Shares is responsible for determining the suitability of their client’s investment in the Fund, including the determination as to which class is appropriate for the investor to purchase. The initial minimum permitted purchase is $5,000 of Class A, Class D or Class T Common Shares, or $500,000 of Class I Common Shares. Additional purchases must be in increments of $500 for Class A, Class D or Class T Common Shares, and in increments of $50,000 for Class I Common Shares, except for purchases made pursuant to the Fund’s distribution reinvestment plan. Class I Common Shares will be available for purchase by (i) clients of financial intermediaries who charge such clients an ongoing fee for advisory, investment, consulting or related services, including individuals, corporations, endowments and foundations, (ii) family offices and their clients, (iii) certain other institutional investors, (iv) high net worth investors and (v) investors affiliated with the Fund’s investment adviser and its affiliates and other individuals designated by management of the Fund. Class I Common Shares will not be available for purchase through an omnibus or similar intermediary account. Broker-dealers and other financial intermediaries purchasing Common Shares for their customers in omnibus accounts are responsible for compliance with these limits.

III.                              ALLOCATION OF EXPENSES

Under the multiple class shares program, expenses related to the distribution of any particular class of Common Shares (and such other expenses as may be permitted by rule or order of the SEC and as the Board shall by resolution deem appropriate) shall be allocated to the shares of such class based on the methodology for the allocation of expenses reviewed and approved by the Board. Any subsequent changes to the allocation methodology must similarly be reviewed and approved by the Board. However, under Rule 18f-3, the Board’s approval of the Plan constitutes an approval of the included allocation of expenses.

The Board receives quarterly and annual statements concerning, as applicable, distribution expenditures under the Fund’s Rule 12b-1 plans. These statements, including the allocations upon which they are based, are presented to the Trustees for review.

IV.                               BOARD RESPONSIBILITIES

The responsibilities of the Board under the multiple class shares program and Rule 18f-3 are as follows:

A.                                    BOARD APPROVALS

The Board must approve the initial Plan and all material amendments to the Plan. Specifically, these approvals require the vote of a majority of the Trustees and a majority of the Trustees who are not “interested persons” of the Fund, as such term is defined under the 1940 Act (the “Independent Trustees”). In order to approve the Plan or an amended Plan, the Board must find that the Plan, including the expense allocation, is in the best interest of each class individually and the Fund as a whole. Before any vote on the Plan, the Trustees are obligated to request and evaluate, and any agreement relating to a class arrangement shall require the parties thereto to furnish, such information as may be reasonably necessary to evaluate the Plan.

B.                                    MONITORING FOR CONFLICTS OF INTEREST

On an ongoing basis, and pursuant to their fiduciary responsibility under the 1940 Act, the Trustees monitor the Fund for the existence of any material conflicts between the interests of the shareholders of different classes. If such a conflict arises, the Board, including a majority of the Independent Trustees, will take such action as is reasonably necessary to eliminate the conflict. The Fund’s investment adviser, FSEP II Advisor, LLC (“FSEP II Advisor”), has agreed that it will be responsible for reporting any potential or existing conflicts to the Trustees. If a conflict among classes arises, FSEP II Advisor will remedy such conflict at its own expense.

C.                                    APPROVAL OF RULE 12b-1 PLANS

The implementation of the multiple class shares program has not altered the requirement under Rule 12b-1 that the Board annually approve the Fund’s 12b-1 Plan and any related agreements.

D.                                    DIVIDEND RATE APPROVAL

The Board will be responsible for approving the Fund’s dividend distribution policy.

V.                                    CONCLUSION

The foregoing information provides an overview of FS Energy and Power Fund II’s multiple class structure. In addition, this document provides the Trustees with an outline of their duties in monitoring the class shares program. Therefore, it is suggested that each Trustee retain this document for use in connection with their future responsibilities with regard to the multiple class shares program.